Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Debra Havins	Investors:	Robin Grey
	720-888-7466		720-888-2518

	Jeff Battcher		Valerie Finberg
	720-888-3288		720-888-2501

Level 3 Reports Third Quarter 2008 Results

Financial and Business Highlights

•                  Consolidated Revenue of $1.07 billion

•                  Net Loss of $120 million, or $0.08 per share

•                  Consolidated Adjusted EBITDA of $255 million

•                  Communications Adjusted EBITDA of $257 million

•                  Communications Adjusted EBITDA margin expansion to 24.4 percent from 20.6 percent in the year earlier quarter

•                  Company reduces outstanding debt by $179 million in September and October

BROOMFIELD, Colo., October 23, 2008 — Level 3 Communications, Inc. (NASDAQ: LVLT) today reported third quarter results. Consolidated revenue was $1.07 billion for the third quarter 2008, compared to $1.06 billion for the third quarter 2007. Second quarter 2008 consolidated revenue was $1.09 billion.

“Our operating results for the quarter show the continuing margin expansion and growth in Consolidated Adjusted EBITDA,” said James Crowe, president and CEO of Level 3. “Our year over year improvements were achieved through Core Communications Services revenue growth and our continued disciplined approach to cost management. And despite the current economic environment, we believe that our extensive fiber based network and full suite of services position us well to attract additional market share.”

Consolidated Adjusted EBITDA(a) was $255 million in the third quarter 2008, a 19 percent increase from $215 million for the third quarter 2007, or a 21 percent increase from $210 million on a Normalized  Basis (see Note below). Consolidated Adjusted EBITDA for the second quarter 2008 was $251 million, or $237 million on a Normalized Basis.

The net loss for the third quarter 2008 was $120 million, or $0.08 per share, compared to a net loss of $174 million, or $0.11 per share for the third quarter 2007. For the second quarter 2008, the net loss was $33 million, or $0.02 per share, which included a $96 million, or $0.06 per share gain on the sale of the company’s Vyvx Advertising Distribution business.

Third Quarter 2008 Financial Results

Metric ($ in millions)	Third Quarter 2008 Results	Third Quarter 2007 Results	Normalized Third Quarter 2007 Results(3)(4)
Core Communications Services Revenue	$964	$909	$899
Other Communications Services Revenue(1)	$90	$134	$134
Total Communications Revenue	$1,054	$1,043	$1,033
Other Revenue	$16	$18	$18
Total Consolidated Revenue	$1,070	$1,061	$1,051
Consolidated Adjusted EBITDA(2)(3)	$255	$215	$210
Capital Expenditures	$123	$155	N/A
Unlevered Cash Flow(3)	$124	$76	N/A
Free Cash Flow(3)	$(4)	$(54)	N/A
Communications Gross Margin(3)	59.7%	58.0%	57.8%
Communications Adjusted EBITDA Margin(3)	24.4%	20.6%	20.3%

(1)	Other Communications Revenue also includes revenue previously reported as SBC Contract Services revenue.
(2)

Consolidated Adjusted EBITDA for the third quarter 2008 excludes $18 million in non-cash compensation expense and includes $2 million of cash restructuring charges. Consolidated Adjusted EBITDA for the third quarter 2007 excludes $24 million in non-cash compensation expense and includes $1 million of cash restructuring charges.

(3)	See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.
(4)

Excludes results of Vyvx Advertising Distribution business and the $12 million of deferred revenue recognized as revenue during the second quarter 2008 that should have been recognized as revenue in prior years.

Note:  For purposes of this press release, “on a Normalized Basis” means reported prior period results after subtracting $12 million of deferred revenue that was recognized as revenue in the second quarter 2008 that should have been recognized as revenue in prior years and the results of the Vyvx Advertising Distribution business, which was sold on June 5, 2008.

Communications Business Results

Revenue

Total Communications revenue for the third quarter 2008 was $1.05 billion, compared to $1.04 billion in the third quarter 2007 and $1.07 billion in the second quarter 2008.

Core Communications Services

Core Communications Services revenue, which includes Core Network Services and Wholesale Voice Services, was $964 million in the third quarter 2008, a 6 percent increase over $909 million in the third quarter 2007, or $899 million on a Normalized Basis. Core Communications Services revenue was $972 million in the second quarter 2008, or $954 million on a Normalized Basis.

Core Network Services revenue was $791 million in the third quarter 2008, compared to $756 million in the third quarter 2007 and $797 million in the second quarter 2008, or $746 million and $779 million on a Normalized Basis for the third quarter 2007 and the second quarter 2008, respectively.

Wholesale Voice Services revenue in the third quarter 2008 was $173 million compared to $153 million in the third quarter 2007 and $175 million in the second quarter 2008.

On a Normalized Basis, third quarter 2008 Core Communications Services revenue grew 7 percent compared to the third quarter 2007 and Core Network Services revenue grew 6 percent from the third quarter 2007. The year over year Core Network Services growth reflects ongoing demand from our European customers, wireless carriers, content providers, and regional U.S. carriers.

Metric ($ in millions)	Third Quarter 2008 Results	Normalized Third Quarter 2007 Results(1)	Percent Change	Normalized Second Quarter 2008 Results(1)	Percent Change
Core Network Services	$791	$746	6%	$779	2%
Wholesale Voice Services	$173	$153	13%	$175	(1)%
Total Core Communications Services	$964	$899	7%	$954	1%
Other Communications Revenue	$90	$134	(33)%	$100	(10)%
Total Communications Revenue	$1,054	$1,033	2%	$1,054	—

Consolidated Adjusted EBITDA	$255	$210	21%	$237	8%

(1)

Excludes results of Vyvx Advertising Distribution business and the $12 million of deferred revenue recognized as revenue during the second quarter 2008 that should have been recognized as revenue in prior years.

Core Communications Services revenue by market group was:

Core Communications Services Revenue ($ in millions)	Third Quarter 2008	Percent of Third Quarter Total Core Communications Services Revenue	Normalized Third Quarter 2007 Results(1)	Normalized Second Quarter 2008 Results(1)
Wholesale Markets Group	$539	56%	$506	$537
Business Markets Group	$241	25%	$240	$240
Content Markets Group	$98	10%	$86	$94
European Markets Group	$86	9%	$67	$83
Total Core Communications Services Revenue	$964	100%	$899	$954

(1)

Excludes results of Vyvx Advertising Distribution business and the $12 million of deferred revenue recognized as revenue during the second quarter 2008 that should have been recognized as revenue in prior years.

Core Network Services revenue and growth by market group was:

Core Network Services Revenue ($ in millions)	Third Quarter 2008 Results	Normalized Third Quarter 2007 Results(1)	Percent Change	Normalized Second Quarter 2008 Results(1)	Percent Change
Wholesale Markets Group	$382	$365	5%	$377	1%
Business Markets Group	$235	$236	—	$235	—
Content Markets Group	$97	$85	14%	$93	4%
European Markets Group	$77	$60	28%	$74	4%
Total Core Network Services Revenue	$791	$746	6%	$779	2%

(1)

Excludes results of Vyvx Advertising Distribution business and the $12 million of deferred revenue recognized as revenue during the second quarter 2008 that should have been recognized as revenue in prior years.

Other Communications Services

For periods prior to third quarter 2008, Other Communications Services revenue and SBC Contract Services revenue were reported separately. During the second quarter 2008, the gross margin commitment on the SBC agreement was satisfied, and, as a result, beginning with the third quarter 2008, the company is including SBC Contract Services revenue in Other Communications Services revenue. Now combined, Other Communications Service revenue declined 33 percent in the third quarter 2008 to $90 million, compared to $134 million in the third quarter 2007. Other Communications Services revenue was $100 million in the second quarter 2008.

Deferred Revenue

Communications deferred revenue was $910 million at the end of the third quarter 2008, compared to $939 million at the end of the third quarter 2007. Deferred revenue at the end of the second quarter 2008 was $932 million. The decrease of $22 million from the second quarter was primarily a result of the effects of foreign currency and amortization in excess of new deferred revenue transactions during the third quarter 2008.

Cost of Revenue

Communications cost of revenue for the third quarter 2008 was $425 million versus $438 million in the third quarter 2007. Cost of revenue was $442 million in the second quarter 2008.

Communications Gross Margin was $629 million, or 59.7 percent in the third quarter 2008, compared to $605 million, or 58.0 percent in the third quarter 2007. For the second quarter 2008, Communications Gross Margin was $630 million or 58.8 percent.

Selling, General and Administrative (SG&A) Expense

Communications SG&A expense, including non-cash compensation expense, was $388 million for the third quarter 2008, versus $413 million for the third quarter 2007 and $393 million for the second quarter 2008. Communications SG&A includes non-cash compensation expense of $18 million, $24 million, and $20 million for the third quarter 2008, third quarter 2007 and second quarter 2008, respectively.

Excluding non-cash compensation expense, Communications SG&A was $370 million in the third quarter 2008, a 5 percent reduction compared to $389 million in the third quarter 2007. Communications SG&A, excluding non-cash compensation, was $373 million in the second quarter 2008.

Adjusted EBITDA

Adjusted EBITDA for the communications business was $257 million for the third quarter 2008, a 20 percent increase compared to $215 million for the third quarter 2007, or $210 million on a Normalized Basis. Second quarter 2008 Communications Adjusted EBITDA was $253 million, or $239 million on a Normalized Basis.

Communications Adjusted EBITDA margin was 24.4 percent in the third quarter 2008, versus 20.6 percent in the third quarter 2007, or 20.3 percent on a Normalized Basis and 23.6 percent in the previous quarter, or 22.7 percent on a Normalized Basis.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes severance and restructuring charges related to integration activities of $2 million, $1 million and $4 million for the third quarter 2008, third quarter 2007 and second quarter 2008, respectively.

Liquidity and Debt Maturities

During the third quarter 2008, Unlevered Cash Flow was $124 million, versus $76 million in the third quarter 2007 and $126 million for the previous quarter. Consolidated Free Cash Flow for the third quarter 2008 was negative $4 million, versus negative $54 million for the third quarter 2007 and positive $4 million for the second quarter 2008.

During the third quarter 2008, Level 3 acquired approximately $39 million aggregate principal amount of its 6% convertible subordinated notes due 2009 and approximately $32 million aggregate principal amount of its 6% convertible subordinated notes due 2010, for approximately $68 million, plus accrued and unpaid interest. The company recognized a gain of $3 million in the third quarter associated with these transactions. This activity will result in an annualized net cash interest expense savings of approximately $3 million.

As of September 30, 2008, the company had approximately $587 million of unrestricted cash and marketable securities.

Subsequent to the end of the third quarter 2008, as previously announced, Level 3 entered into exchange transactions with several institutional holders of certain of Level 3’s convertible senior notes and convertible subordinated notes. A total of $108 million aggregate principal amount of convertible debt was exchanged for approximately 47.6 million shares of Level 3’s common stock. These transactions will result in an annualized net cash interest expense savings of approximately $7 million. In total, the company issued approximately 47.6 million shares in lieu of $126 million of cash principal and future net cash interest payments. In the fourth quarter 2008, the company expects to recognize a $44 million loss in Other Income (Expense) associated with these exchange transactions.

On a pro forma basis after giving effect to these exchange transactions, the company had approximately $6.66 billion of debt outstanding at September 30, 2008.

Project Unity Status

Project planning and development for Project Unity, the company’s integrated process and systems platform, began in the fourth quarter 2006 and system releases commenced in the third quarter 2007. Progress continued during the third quarter 2008 as expected.

Business Outlook

Effect of Macroeconomic Environment

Recently, Level 3 has seen some effects of the uncertainty in the financial markets and the broader economy. The effect has varied by market group.

•                  The Wholesale Markets Group has seen a lengthening of sales cycles. However, the company has seen increased sales interest as certain large customers express heightened interest in purchasing more cost effective local and regional transport services, particularly local and regional connectivity to and between mobile switching centers, enterprise buildings and other traffic aggregation points.

•                  The Business Markets Group has also experienced a general lengthening of sales cycles across several segments. The company has reviewed its exposure to distressed financial services institutions and the company has not experienced any material negative effects from customers in this market segment.

•                  The Content Markets Group has experienced a decrease in sales to certain media and entertainment companies who may be dependent on external financing sources. At the same time, the company has seen increased sales activity among larger media, entertainment and sports enterprises who seek to make more content available online.

•                  To date, the European Markets Group has not seen the effect of the macroeconomic environment on sales activity.

“More generally, on a consolidated basis, we have not experienced increased churn, bad debt, or receivables aging,” said Crowe. “However, we continue to closely monitor these metrics, particularly among lower credit quality customers.”

Guidance Update

“Over the course of this year, we have continued to grow our core revenues, increase Consolidated Adjusted EBITDA, expand our margins, and improve Free Cash Flow performance,” said Sunit Patel, executive vice president and CFO of Level 3. “As we approach the end of 2008, we are narrowing and adjusting our previous guidance ranges for 2008. We now expect Core Communications Services revenue to grow approximately 7.5 percent from 2007 to 2008 when revenue from the Vyvx Advertising Distribution business is excluded for both periods. We are narrowing our range for 2008 Consolidated Adjusted EBITDA guidance to $980 million to $1.0 billion, which is within our previously issued guidance of $950 million to $1.1 billion.”

“In the fourth quarter 2008, we expect to see continued growth in both Core Communications Services revenue and Consolidated Adjusted EBITDA, as well as positive Free Cash Flow performance. As we have said previously, we expect to be Free Cash Flow positive for the second half of 2008 in the aggregate and for the full year 2009.”

Recently, Level 3 completed several liability management transactions, reducing its outstanding maturities by $179 million, and reducing net cash interest expense by approximately $10 million on an annualized basis. The company will continue to be opportunistic in its approach to liability management. As previously discussed, the company remains confident that it has sufficient cash on hand to repay the remaining $305 million of September 2009 maturities.

Summary

“These are uncertain times for both businesses and individuals,” said Crowe. “However, our company and its employees have experienced other periods of uncertainty, particularly during the telecommunications market disruption earlier this decade.

“And, today, we believe both the industry environment and our own position are much stronger. The industry pricing and demand environment is far better today than it was at the beginning of the decade. We have a large, growing and diversified revenue base. We have the right products and services with strong operating margins. And, most importantly, we have rapidly improving Free Cash Flow.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s third quarter results at 10 a.m. EDT today. The call will be broadcast live on Level 3’s Web site at www.Level3.com. If you are unable to join the call via the Web, you may access the call at 888-240-9299 or 913-312-1237.

The call will be archived and available on Level 3’s Web site at http://lvlt.client.shareholder.com/events.cfm or you may access an audio replay until 12:00 a.m. EDT on Sunday, November 2, by dialing 888-203-1112 or 719-457-0820 access code 4368821. For additional information please call 720-888-2502.

The company will post an investor presentation that summarizes the financial and operational progress for the third quarter 2008 on its Web site at http://lvlt.client.shareholder.com/index.cfm

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver communications services with an industry-leading combination of scalability and quality, over an end-to-end fiber network. Level 3 offers a portfolio of metro and long haul services over an end-to-end fiber network, including transport, data, internet, content delivery and voice. For more information, visit www.Level3.com.

Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

(a) Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The Company provides projections that include non-GAAP metrics that the Company deems relevant to management and investors including a reconciliation of the non-GAAP financial metrics to GAAP that includes forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only projections, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the Company’s Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the Company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the Company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the Company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Consolidated Revenue on a Normalized Basis is defined as total revenue from the Condensed Consolidated Statements of Operations less the benefit of deferred revenue recognized in the second quarter of 2008 that should have been recognized in prior years and less Vyvx advertising distribution business revenue.

Communications Revenue on a Normalized Basis is defined as communications revenue from the Condensed Consolidated Statements of Operations less the benefit of deferred revenue recognized in the second quarter of 2008 that should have been recognized in prior years and less Vyvx advertising distribution business revenue.

Core Communications Services Revenue on a Normalized Basis includes core network services revenue and wholesale voice services revenue less the benefit of deferred revenue recognized in the second quarter of 2008 that should have been recognized in prior years and less Vyvx advertising distribution business revenue.

Core Network Services Revenue on a Normalized Basis includes revenue from transport and infrastructure, IP and data services, local and enterprise voice services and Level 3 Vyvx broadcast services less the benefit of deferred revenue recognized in the second quarter of 2008 that should have been recognized in prior years and less Vyvx advertising distribution business revenue.

		Vyvx	Q2 2008
		Advertising	Benefit of	Q2 2008
Revenue Metrics		Distribution	Deferred Revenue	On a Normalized
($ in millions)	Q2 2008	Services	Adjustment	Basis

Core Network Services Revenue:

Wholesale Markets Group	$388	$—	$(11)	$377
Business Markets Group	236	—	(1)	235
Content Markets Group	99	(6)	—	93
European Markets Group	74	—	—	74
Total Core Network Services Revenue	797	(6)	(12)	779

Wholesale Voice Services Revenue:

Wholesale Markets Group	160	—	—	160
Business Markets Group	5	—	—	5
Content Markets Group	1	—	—	1
European Markets Group	9	—	—	9
Total Wholesale Voice Services Revenue	175	—	—	175

Core Communication Services Revenue:

Wholesale Markets Group	548	—	(11)	537
Business Markets Group	241	—	(1)	240
Content Markets Group	100	(6)	—	94
European Markets Group	83	—	—	83
Total Core Communication Services Revenue	972	(6)	(12)	954

Other Communications Revenue	100	—	—	100
Total Communications Revenue	1,072	(6)	(12)	1,054
Other Revenue	18	—	—	18
Total Consolidated Revenue	$1,090	$(6)	$(12)	$1,072

		Vyvx
		Advertising	Q3 2007
Revenue Metrics		Distribution	On a Normalized
($ in millions)	Q3 2007	Services	Basis

Core Network Services Revenue:

Wholesale Markets Group	$365	$—	$365
Business Markets Group	236	—	236
Content Markets Group	95	(10)	85
European Markets Group	60	—	60
Total Core Network Services Revenue	756	(10)	746

Wholesale Voice Services Revenue:

Wholesale Markets Group	141	—	141
Business Markets Group	4	—	4
Content Markets Group	1	—	1
European Markets Group	7	—	7
Total Wholesale Voice Services Revenue	153	—	153

Core Communication Services Revenue:

Wholesale Markets Group	506	—	506
Business Markets Group	240	—	240
Content Markets Group	96	(10)	86
European Markets Group	67	—	67
Total Core Communication Services Revenue	909	(10)	899

Other Communications Revenue	134	—	134
Total Communications Revenue	1,043	(10)	1,033
Other Revenue	18	—	18
Total Consolidated Revenue	$1,061	$(10)	$1,051

Revenue Metrics
($ in millions)	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008

Consolidated revenue	$1,061	$1,100	$1,092	$1,090	$1,070
Vyvx Advertising Distribution revenue	(10)	(11)	(9)	(6)	—
Benefit of deferred revenue adjustment	—	—	—	(12)	—
Consolidated revenue on a Normalized Basis	$1,051	$1,089	$1,083	$1,072	$1,070

Communications revenue	$1,043	$1,084	$1,066	$1,072	$1,054
Vyvx Advertising Distribution revenue	(10)	(11)	(9)	(6)	—
Benefit of deferred revenue adjustment	—	—	—	(12)	—
Communications revenue on a Normalized Basis	$1,033	$1,073	$1,057	$1,054	$1,054

Core Communications revenue	$909	$955	$958	$972	$964
Vyvx Advertising Distribution revenue	(10)	(11)	(9)	(6)	—
Benefit of deferred revenue adjustment	—	—	—	(12)	—
Core Communications revenue on a Normalized Basis	$899	$944	$949	$954	$964

Core Network Services revenue	$756	$783	$774	$797	$791
Vyvx Advertising Distribution revenue	(10)	(11)	(9)	(6)	—
Benefit of deferred revenue adjustment	—	—	—	(12)	—
Core Network Services revenue on a Normalized Basis	$746	$772	$765	$779	$791

Communications Cost of Revenue includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold.  Communications Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.  Delivery costs and blank tape media costs attributable to the Vyvx advertising distribution business are included in Communications Cost of revenue through the date of the Vyvx advertising distribution business disposition on June 5, 2008. Communications Cost of revenue does not include depreciation and amortization.

Communications Cost of Revenue on a Normalized Basis is defined as Communications Cost of Revenue from the Condensed Consolidated Statements of Operations less the costs of such revenues from the Vyvx advertising distribution business.

Communications Gross Margin ($) is defined as Communications Revenue less Communications Cost of Revenue from the Condensed Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third party network services costs; in essence, a measure of the efficiency of the Company’s network.

Communications Gross Margin ($) on a Normalized Basis is defined as Communications Revenue on a Normalized Basis less Communications Cost of Revenue on a Normalized Basis.

Communications Gross Margin (%) on a Normalized Basis is defined as Communications Gross Margin ($), Excluding Non-Recurring Items divided by Communications Revenue, Excluding Non-Recurring Items.

				Vyvx
				Advertising	Q3 2007
Gross Margin Metrics				Distribution	On a Normalized
($ in millions)	Q3 2008	Q2 2008	Q3 2007	Services	Basis

Total Communications Revenue	$1,054	$1,072	$1,043	$(10)	$1,033
Total Communications Cost of Revenue	425	442	438	(2)	436
Total Communications Gross Margin ($)	$629	$630	$605		$597

Total Communications Gross Margin (%)	59.7%	58.8%	58.0%		57.8%

Communications Gross Margin and SG&A Metrics
($ in millions)	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008

Communications cost of revenue	$438	$444	$459	$442	$425
Vyvx Advertising Distribution cost of revenue	(2)	(2)	(2)	(2)	—
Communications cost of revenue on a Normalized Basis	$436	$442	$457	$440	$425

Communications revenue on a Normalized Basis	$1,033	$1,073	$1,057	$1,054	$1,054
Communications cost of revenue on a Normalized Basis	436	442	457	440	425
Communications gross margin ($) on a Normalized Basis	$597	$631	$600	$614	$629
Communications gross margin (%) on a Normalized Basis	57.8%	58.8%	56.8%	58.3%	59.7%

Communications SG&A expense	$413	$439	$418	$393	$388
Vyvx Advertising Distribution SG&A expense	(3)	(3)	(3)	(2)	—
Non-cash compensation expense	(24)	(50)	(23)	(20)	(18)
Communications SG&A expense on a Normalized Basis	$386	$386	$392	$371	$370
Communications revenue on a Normalized Basis	$1,033	$1,073	$1,057	$1,054	$1,054
Communications SG&A expense as a % of
Communications revenue on a Normalized Basis	37.4%	36.0%	37.1%	35.2%	35.1%

Consolidated Adjusted EBITDA is defined as net income/(loss) from the Condensed Consolidated Statements of Operations before income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Consolidated Adjusted EBITDA on a Normalized Basis is defined as Consolidated Adjusted EBITDA less the benefit of deferred revenue recognized in the second quarter of 2008 that should have been recognized in prior years and less the Vyvx advertising distribution business Adjusted EBITDA.

Communications Adjusted EBITDA on a Normalized Basis is defined as Communications Adjusted EBITDA less the benefit of deferred revenue recognized in the second quarter of 2008 that should have been recognized in prior years and less the Vyvx advertising distribution business Adjusted EBITDA.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Consolidated Adjusted EBITDA Margin on a Normalized Basis is defined as Consolidated Adjusted EBITDA on a Normalized Basis divided by Consolidated Revenue on a Normalized Basis.

Communications Adjusted EBITDA Margin on a Normalized Basis is defined as Communications Adjusted EBITDA on a Normalized Basis divided by Communications Revenue on a Normalized Basis.

EBITDA Metrics	Q3 2008
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(118)	$(2)	$(120)
Income Tax (Benefit) Expense	—	—	—
Total Other (Income) Expense	126	(2)	124
Depreciation and Amortization Expense	231	2	233
Non-Cash Stock Compensation Expense	18	—	18
Adjusted EBITDA	$257	$(2)	$255

EBITDA Metrics	Q2 2008
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(29)	$(4)	$(33)
Income Tax (Benefit) Expense	1	—	1
Total Other (Income) Expense	29	—	29
Depreciation and Amortization Expense	232	2	234
Non-Cash Stock Compensation Expense	20	—	20
Adjusted EBITDA	253	(2)	251
Vyvx Advertising Distribution Adjusted EBITDA	(2)	—	(2)
Q2 2008 Benefit of Deferred Revenue Adjustment	(12)	—	(12)
Adjusted EBITDA on a Normalized Basis	$239	$(2)	$237

EBITDA Metrics	Q3 2007
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(178)	$4	$(174)
Income Tax (Benefit) Expense	2	(6)	(4)
Total Other (Income) Expense	120	—	120
Depreciation and Amortization Expense	247	2	249
Non-Cash Stock Compensation Expense	24	—	24
Adjusted EBITDA	215	—	215
Vyvx Advertising Distribution Adjusted EBITDA	(5)	—	(5)
Adjusted EBITDA on a Normalized Basis	$210	$—	$210

EBITDA Margin Metrics
($ in millions)	Q3 2008	Q2 2008	Q3 2007

Communications Revenue	$1,054	$1,072	$1,043
Communications Adjusted EBITDA	257	253	215
Communications Adjusted EBITDA Margin	24.4%	23.6%	20.6%

Communications Revenue on a Normalized Basis		$1,054	$1,033
Communications Adjusted EBITDA on a Normalized Basis		239	210
Communications Adjusted EBITDA on a Normalized Basis		22.7%	20.3%

Consolidated EBITDA Metrics
($ in millions)	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008

Net Income (Loss)	$(174)	$(91)	$(181)	$(33)	$(120)
Income Tax (Benefit) Expense	(4)	(20)	3	1	—
Total Other (Income) Expense	120	82	126	29	124
Depreciation and Amortization Expense	249	225	240	234	233
Non-Cash Stock Compensation Expense	24	50	23	20	18
Vyvx Advertising Distribution EBITDA	(5)	(6)	(4)	(2)	—
Benefit of deferred revenue adjustment	—	—	—	(12)	—
Consolidated Adjusted EBITDA on a Normalized Basis	$210	$240	$207	$237	$255
Consolidated revenue on a Normalized Basis	$1,051	$1,089	$1,083	$1,072	$1,070
Consolidated Adjusted EBITDA % on a Normalized Basis	20.0%	22.0%	19.1%	22.1%	23.8%

Communications EBITDA Metrics ($in millions)	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008

Net Income (Loss)	$(178)	$(89)	$(187)	$(29)	$(118)
Income Tax (Benefit) Expense	2	(20)	2	1	—
Total Other (Income) Expense	120	82	128	29	126
Depreciation and Amortization Expense	247	223	239	232	231
Non-Cash Stock Compensation Expense	24	50	23	20	18
Vyvx Advertising Distribution EBITDA	(5)	(6)	(4)	(2)	—
Benefit of deferred revenue adjustment	—	—	—	(12)	—
Communications Adjusted EBITDA on a Normalized Basis	$210	$240	$201	$239	$257
Communications revenue on a Normalized Basis	$1,033	$1,073	$1,057	$1,054	$1,054
Communications Adjusted EBITDA % on a Normalized Basis	20.3%	22.4%	19.0%	22.7%	24.4%

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Consolidated Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the Company’s capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow.  Consolidated Adjusted EBITDA excludes the gain on sale of business group, gain on extinguishment of debt and other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain on sale of business group, gain on extinguishment of debt and net other income/(expense).  Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

In addition to the factors described above, management believes that all non-GAAP metrics presented on a Normalized Basis are useful profitability and/or operating performance metrics for management and investors to exclude the effect of non-recurring items.

Projected Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2008	Consolidated Range
($ in millions)	Low	High
Net Income(Loss)	$(530)	$(490)
Other (Income) Expense	$470	$450
Depreciation and Amortization Expense	$945	$935
Non-Cash Stock Compensation Expense	$95	$105
Consolidated Adjusted EBITDA	$980	$1,000

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Condensed Consolidated Statements of Cash Flows or the Condensed Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as cash used for acquisitions, proceeds from the sale of a business group, payments on and repurchases of long-term debt, capital expenditures and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Condensed Consolidated Statements of Cash Flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended September 30, 2008 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$119	$119
Capital Expenditures	$(123)	$(123)
Cash Interest Paid	$132	N/A
Interest Income	$(4)	N/A
Total	$124	$(4)

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended June 30, 2008 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$110	$110
Capital Expenditures	$(106)	$(106)
Cash Interest Paid	$125	N/A
Interest Income	$(3)	N/A
Total	$126	$4

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended September 30, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$101	$101
Capital Expenditures	$(155)	$(155)
Cash Interest Paid	$142	N/A
Interest Income	$(12)	N/A
Total	$76	$(54)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions, except per share data)	2008	2008	2007

Revenue:
Communications	$1,054	$1,072	$1,043
Other	16	18	18
Total Revenue	1,070	1,090	1,061

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue
Communications	425	442	438
Other	19	18	16
Total Cost of Revenue	444	460	454

Depreciation and Amortization	233	234	249
Selling, General and Administrative, including non-cash compensation of $18, $20 and $24, respectively	387	395	415
Restructuring Charges	2	4	1
Total Costs and Expenses	1,066	1,093	1,119

Operating Income (Loss)	4	(3)	(58)

Other Income (Expense):
Interest Income	4	3	12
Interest Expense	(133)	(132)	(138)
Gain on Sale of Business Group	—	96	—
Gain on Extinguishment of Debt	3	—	—
Other, net	2	4	6
Total Other Income (Expense)	(124)	(29)	(120)

Loss Before Income Taxes	(120)	(32)	(178)

Income Tax (Expense) Benefit	—	(1)	4

Net Loss	$(120)	$(33)	$(174)

Loss per Share (Basic and Diluted)	$(0.08)	$(0.02)	$(0.11)

Weighted Average Shares Outstanding (in thousands):
Basic and Diluted	1,558,719	1,552,778	1,534,029

© 2008 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,	December 31,
(dollars in millions)	2008	2008	2007

Assets

Current Assets:

Cash and cash equivalents	$582	$661	$714
Marketable securities	5	5	9
Restricted securities	3	5	10
Accounts receivable, less allowances of $18, $20 and $20, respectively	430	427	404
Other	114	119	88
Total Current Assets	1,134	1,217	1,225

Property, Plant and Equipment, net	6,354	6,507	6,669

Restricted Securities	124	119	117

Goodwill and Other Intangibles, net	2,002	2,031	2,101

Other Assets, net	119	125	142
Total Assets	$9,733	$9,999	$10,254

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$316	$323	$396
Current portion of long-term debt	328	6	32
Accrued payroll and employee benefits	89	85	97
Accrued interest	115	118	128
Current portion of deferred revenue	173	178	175
Other	121	126	144
Total Current Liabilities	1,142	836	972

Long-Term Debt, less current portion	6,435	6,829	6,832

Deferred Revenue, less current portion	737	754	763

Other Liabilities	616	612	617

Stockholders’ Equity	803	968	1,070
Total Liabilities and Stockholders’ Equity	$9,733	$9,999	$10,254

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in millions)	2008	2008	2007

Cash Flows from Operating Activities:
Net loss	$(120)	$(33)	$(174)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	233	234	249
Gain on sale of business group	—	(96)	—
Gain on extinguishment of debt	(3)	—	—
Non-cash compensation expense attributable to stock awards	18	20	24
Amortization of debt issuance costs	4	4	3
Accreted interest on discount debt	—	—	6
Accrued interest on long-term debt	(3)	3	(13)
Changes in working capital items net of amounts acquired:
Receivables	(7)	(2)	20
Other current assets	6	(10)	25
Payables	(2)	(25)	(3)
Deferred revenue	(14)	7	(17)
Other current liabilities	3	10	(15)
Other, net	4	(2)	(4)
Net Cash Provided by Operating Activities	119	110	101

Cash Flows from Investing Activities:
Capital expenditures	(123)	(106)	(155)
Proceeds from sale of property, plant and equipment and other assets	1	—	2
Proceeds from sale of business group, net	(2)	123	—
(Increase) decrease in restricted cash and securities, net	(4)	2	2
Acquisitions, net of cash acquired	—	—	(46)
Other	2	—	—
Net Cash Provided by (Used in) Investing Activities	(126)	19	(197)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	—	—	(3)
Payments on and repurchases of long-term debt and other	(70)	(2)	(1)
Proceeds from warrants and stock-based equity plans	—	—	2
Other	2	—	—
Net Cash Used in Financing Activities	(68)	(2)	(2)

Effect of Exchange Rates on Cash and Cash Equivalents	(4)	1	1

Net Change in Cash and Cash Equivalents	(79)	128	(97)

Cash and Cash Equivalents at Beginning of Period	661	533	739

Cash and Cash Equivalents at End of Period	$582	$661	$642

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$132	$125	$142

Total Cash and Marketable Securities	$587	$666	$697